Exhibit 99.1


       Viad Corp to Tender for All Public Debt, Repay Commercial
              Paper and Redeem Preferred Stock Concurrent
                 with a Spin-Off of Travelers Express

    PHOENIX--(BUSINESS WIRE)--July 29, 2003--On July 24, 2003 Viad Corp (NYSE:VVI) announced that its board of directors has authorized management to pursue a separation of the company's Payment Services business, Travelers Express Company, Inc., from the remaining Viad businesses by means of a tax-free spin-off. The transaction is subject to a number of conditions, including those specified in the press release of July 24th.
    As previously announced, the company affirms that it intends to tender for its existing public debt concurrent with a spin-off of Travelers Express. Today, Viad Corp also announces its intention to repay all of its outstanding commercial paper and redeem all outstanding $4.75 preferred stock concurrent with a spin-off of Travelers Express.
    The spin-off transaction is not expected to be consummated earlier than the first quarter of 2004, and no assurances can be given that any such transaction will be consummated.
    Viad is a $1.6 billion revenue S&P MidCap 400 company. Major subsidiaries and divisions include Travelers Express/MoneyGram of Minneapolis, GES Exposition Services of Las Vegas and Exhbitgroup/Giltspur of Chicago. For more information, visit the company's website at www.viad.com.

    Forward Looking Statements

    As provided by the safe harbor provision under the "Private Securities Litigation Reform Act of 1995" Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, or expectations concerning a contemplated transaction. Viad's businesses and the ability to effect any such transaction can be affected by a host of risks and uncertainties. Consummation of the spin-off transaction is conditioned on, among other things, receipt of a satisfactory tax ruling from the Internal Revenue Service, confirmation that the long-term debt of Travelers Express would have an investment grade rating, availability of satisfactory banking and credit arrangements for each of the businesses, and final approval of the board of Viad. Among other things, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for convention and event services, existing and new competition, industry alliances, consolidation, interest rates and growth patterns within the industries in which Viad competes and any further deterioration in the economy may individually or in combination impact future results and the ability to effect a transaction. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, could affect the forward-looking statements in this press release.
    Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company.


    CONTACT: Viad Corp, Phoenix
             Patricia D. Phillips
             602-207-1040 (Investor Relations)
             pphillip@viad.com